Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Announces Financial Results for Fiscal Year 2023; Positive Net Sales Growth Expected for Fiscal Year 2024

-Backlog at February 28, 2023 Increased 60% to $8.5M Year Over Year; First Year with Several $1+Million Orders –

-Conference Call on Thursday, May 25, 2023 at 10:00am EST-

MILTON, N.Y., May 25, 2023 – Sono-Tek Corporation (NASDAQ: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for its fourth quarter and fiscal year 2023, ended February 28, 2023 (“fiscal 2023”).

Fiscal Year 2023 Highlights

•	Backlog at February 28, 2023, was $8.5 million, a record high and a 60% increase compared to backlog at February 28, 2022, (“fiscal 2022"). The large increase in backlog resulted from the receipt of several large orders from the clean energy sector during the year. These orders have high average selling prices and longer than typical delivery lead times, which is often necessary for customized production scale, complex coating systems.
•	Net sales were $15.1 million, a 12% decrease, compared to $17.1 million in fiscal 2022. The decline was primarily due to supply chain challenges which delayed the receipt of necessary parts to complete several customer shipments.
•	Gross profit decreased 11% to $7.7 million for fiscal year 2023 compared with $8.6 million for fiscal year 2022. The gross profit margin increased to 50.8% compared to 50.3% for fiscal 2022. The increase was driven by increased efficiencies and a favorable product mix.
•	Operating income decreased to $683,000 or 64% in fiscal 2023 when compared to fiscal 2022, due to the current period’s decrease in gross profit.
•	Net income was $636,000 compared to $2.5 million in fiscal 2022, primarily due to decreases in operating income and income tax expense combined with PPP Loan forgiveness recorded in the prior year.
•	Cash, cash equivalents and marketable securities totaled $11.4 million at February 28, 2023, the highest level ever, while the Company continues to have no debt.
•	For the first quarter of fiscal 2024, ending May 31, 2023, net sales are expected to be slightly below net sales of $3.7 million recorded in the fourth quarter of fiscal 2023 due to remaining supply chain issues.
•	Fiscal year 2024 net sales are projected to post positive growth, as remaining supply chain issues ease and shipments of orders from yearend backlog, including high margin multi-axis systems, resume. Sono-Tek expects to begin shipping the large supply chain-constrained orders from backlog beginning in the second quarter of fiscal 2024, which begins on June 1st, 2023.

Dr. Christopher L. Coccio, Chairman and CEO of Sono-Tek, commented, “Sono-Tek had a good year in fiscal 2023 with net sales of $15.1 million, 12% lower than last year, despite challenges from supply chain issues that many manufacturers experienced. In addition to our traditional markets, we’ve continued to focus on integrating and servicing our products in three main target sectors that each have a strong global growth outlook: Microelectronics and Semiconductors, Clean Energy including fuel cells, solar, and carbon capture, and Medical Devices. Growth in all three of these areas is being driven by growing demand stemming from long term societal needs, and they all benefit from Sono-Tek’s unique thin film coating technology and systems.”

“In fact, we recently received two major orders subsequent to fiscal year end that are expected to be just the first parts of large multi-system orders going forward. One order is for over $600,000 in the clean energy sector and is the first production level follow-up to an earlier R&D system sale. Multiple additional orders are expected once this first production system is in place, due to a large backlog for the customer’s products. The second order is in the Medical sector, and is also expected to be the first of up to a dozen large coating systems for a novel in-body cardiac application that has great potential. Earlier in the year, we were excited to announce our first two orders of over $1 million each in the clean energy sector.”

“In addition, sales of circuit board fluxing equipment, one of our traditional markets, were strong from the recent introduction of a new platform, and spare parts sales also contributed to our successful year, in part due to more in-house vertical integration that has been put in place to avoid additional supplier problems. We intend to expand vertical integration into other areas as well, particularly in those markets that hampered us in reaching all of our quarterly goals in fiscal 2023.”

“Looking ahead, we believe that strong demand will continue for our leading edge products which, when combined with our record backlog, gives us confidence to project positive sales growth beginning with the second quarter of our new fiscal year,” concluded Dr. Coccio.

Fiscal Year 2023 Review (Results compared with fiscal 2022)

($ in thousands)
			Change
	FY 2023	FY 2022	$	%
Net Sales	$15,058	$17,133	$(2,075)	(12%	)
Gross Profit	$7,652	$8,613	$(961)	(11%	)
Gross Margin	50.8%	50.30%

Operating Income	$683	$1,889	$(1,206)	(64%	)
Operating Margin	4.54%	11.03%

Net Income	$636	$2,543	$(1,907)	(75%	)
Net Margin	4.22%	14.8%

Fourth Quarter Fiscal 2023 Review (Results compared with the fourth quarter of fiscal 2022)

($ in thousands)
			Change
	FY 2023	FY 2022	$	%
Net Sales	$3,657	$4,999	$(1,342)	(27%	)
Gross Profit	$1,825	$2,556	$(731)	(29%	)
Gross Margin	49.9%	51.13%

Operating Income	$21	$607	$(586)	(97%	)
Operating Margin	.59%	12.14%

Net Income	$63	$556	$(493)	(89%	)
Net Margin	1.73%	11.12%

Fiscal Year 2023 Financial Overview

Net sales in fiscal year 2023 were $15.1 million compared to $17.1 million in fiscal year 2022.

By product, revenue from multi-axis coating systems declined 32% to $6.8 million due to lingering supply chain challenges, which resulted in delayed shipment schedules for several large system orders and are reflected in the year end fiscal 2023 backlog. Fluxing Systems sales increased 71% to $1.2 million, from the continued adoption of the Company’s recently updated spray fluxing platform, SonoFlux X2, which continues to be implemented with several large PCB contract manufacturers. Sales in the “Other” product category increased by 29% to $3.8 million, primarily due to increased sales of high value spare parts packages to support the Company’s high average selling price multi-axis machines already in the field.

By market, revenue from the Alternative Energy, Electronics, and Medical markets decreased by 17%, 23%, and 15% respectively, as large portions of all these markets use Sono-Tek’s multi-axis systems, which experienced delayed deliveries due to supply chain challenges, shifting the shipment of several planned orders from fiscal 2023 into fiscal 2024. The industrial market grew by 131% due to the shipment of 71% of a large multi-system order in fiscal 2023. The remaining 29% of the order is scheduled for shipment in the first quarter of fiscal 2024.

Geographically, in fiscal 2023, approximately 45% of sales originated in the U.S. and Canada compared to 32% in fiscal 2022. The shift was positively impacted by several U.S. Government initiatives to invest in the green energy sector and advanced research markets. APAC revenue decreased by (39%) in fiscal 2023, impacted by reduced sales in China due to several China-based manufacturing sites moving operations back to the U.S. and Mexico. In addition, the currently strong U.S. dollar (USD) has temporarily made Sono-Tek products more expensive in Japan and South Korea, resulting in several delayed purchases.

Backlog at February 28, 2023 was $8.5 million compared to $5.3 million at February 28, 2022, an increase of 60%. This growth is attributed to the Company’s successful strategies for product line and system sales expansion with further customization and automation, which delivers increased value to customers, and higher average selling prices to Sono-Tek.

Gross profit was $7.7 million compared with $8.6 million for fiscal year 2022, a decrease of 11%. The gross profit margin increased from 50% to 51%, from the previous fiscal year. The increase was driven by increased efficiencies and a favorable product mix.

Operating income was $683,000 compared to $1.9 million for the prior fiscal year primarily due to the current period’s decrease in gross profit. The operating margin for fiscal 2023 was 5% compared with 11% in the prior fiscal year.

Net income was $636,000, or $0.04 per share, compared with $2.5 million, or $0.16 per share, in fiscal 2022, a decrease of $1.9 million or 74%. The decrease in net income in fiscal 2023 is a result of a decrease in operating income and income tax expense combined with the PPP Loan forgiveness recorded in the prior year.

Balance Sheet and Cash Flow Overview

Cash, cash equivalents and marketable securities at February 28, 2023 were $11.4 million compared to $10.7 million, at February 28, 2022, the end of fiscal year 2022. At February 28, 2023, the Company had no debt on its balance sheet.

Capital expenditures for ongoing upgrades of the Company’s manufacturing and development lab facilities totaled $0.6 million in fiscal year 2023.

Conference Call Information

Sono-Tek will hold a conference call to discuss its fourth quarter and fiscal year 2023 financial results today, Thursday, May 25, 2023 at 10:00am EST.

To participate, please call 1 (877) 270-2148 at least 10 minutes prior to the start of the call and ask to join the Sono-Tek call.

A simultaneous webcast of the call may be accessed through the Company's website at Events & Presentations | Sono-Tek or at https://event.choruscall.com/mediaframe/webcast.html?webcastid=prnVLfUl

A replay of the call will be available at 1 (877) 344-7529, access code #3465454, through June 1, 2023.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

We discuss expectations regarding our future performance, such as our business outlook, in our annual and quarterly reports, news releases, and other written and oral statements. These “forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; the effects of inflation; easing of supply chain pressures that have impacted on the timely procurement of raw materials and delivery of systems and products; the continued abatement of the COVID-19 pandemic; the extent and duration of the pandemic’s adverse effect on economic and social activity, consumer confidence, discretionary spending and preferences, labor and healthcare costs, and unemployment rates, any of which may reduce demand for some of our products and impair the ability of those with whom we do business to satisfy their obligations to us; our ability to sell and provide our services and products, including as a result of continued pandemic related travel restrictions, mandatory business closures, and stay-at home or similar orders; any temporary reduction in our workforce, closures of our offices and facilities and our ability to adequately staff and maintain our operations resulting from the pandemic; the ability of our customers and suppliers to continue their operations as result of the pandemic, which could result in terminations of contracts, and losses of revenue; the recovery of the Electronics/Microelectronics and Medical markets following COVID-19 related slowdowns; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the microelectronics, medical and alternative energy markets, including expected multi-system sales to existing customers; effective implementation of increased in-home vertical integration; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance.

We undertake no obligation to update any forward-looking statement.

For more information, contact:

Sono-Tek Corp.

Stephen J. Bagley

Chief Financial Officer

Ph: (845) 795-2020

info@sono-tek.com

Investor Relations:

Stephanie Prince

PCG Advisory

Ph: (646) 863-6341

sprince@pcgadvisory.com

http://www.sono-tek.com

-	Tables Follow –

SONO-TEK CORPORATION

CONSOLIDATED BALANCE SHEETS

	February 28, 2023	February 28, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$3,354,601	$4,840,558
Marketable securities	8,090,000	5,867,990
Accounts receivable (less allowance of $12,225 and 56,123, respectively)	1,633,866	1,092,505
Inventories	3,242,909	2,373,242
Prepaid expenses and other current assets	254,046	323,304
Total current assets	16,575,422	14,497,599

Land	250,000	250,000
Buildings, equipment, furnishings and leasehold improvements, net	2,624,996	2,561,184
Intangible assets, net	57,202	76,015
Deferred tax asset	667,098	240,736

TOTAL ASSETS	$20,174,718	$17,625,534

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$810,863	$684,511
Accrued expenses	1,427,446	1,804,028
Customer deposits	2,838,165	1,167,968
Income taxes payable	381,421	58,874
Total current liabilities	5,457,895	3,715,381

Deferred tax liability	82,865	168,840

Total Liabilities	5,540,760	3,884,221

Commitments and Contingencies (Note 13)

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,742,073 and 15,729,175 issued and outstanding as February 28, 2023, and 2022, respectively	157,421	157,292
Additional paid-in capital	9,566,898	9,310,287
Accumulated earnings	4,909,639	4,273,734

Total stockholders’ equity	14,633,958	13,741,313

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,174,718	$17,625,534

See accompanying notes to consolidated financial statements.

SONO-TEK CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Fiscal Year Ended
	February 28, 2023	February 28, 2022

Net Sales	$15,058,203	$17,132,710
Cost of Goods Sold	7,406,196	8,520,156
Gross Profit	7,652,007	8,612,554

Operating Expenses
Research and product development	2,149,525	1,729,509
Marketing and selling	3,169,730	3,367,403
General and administrative	1,649,761	1,626,306
Total Operating Expenses	6,969,016	6,723,218

Operating Income	682,991	1,889,336

Other Income (Expense):
Interest and Dividend Income	140,042	9,496
Net unrealized loss on marketable securities	(33,119)	—
Paycheck Protection Program Loan Forgiveness	—	1,005,372
Income before Income Taxes	789,914	2,904,204

Income Tax Expense	154,009	361,631

Net Income	$635,905	$2,542,573

Basic Earnings Per Share	$0.04	$0.16

Diluted Earnings Per Share	$0.04	$0.16

Weighted Average Shares – Basic	15,735,451	15,586,404

Weighted Average Shares – Diluted	15,769,499	15,623,485

SONO-TEK CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	February 28, 2023	February 28, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$635,905	$2,542,573
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	510,868	435,525
Stock based compensation expense	256,740	179,283
Accounts receivable reserve	(43,898)	—
Inventory reserve	4,864	43,381
Paycheck Protection Program Loan Forgiveness	—	(1,005,372)
Unrealized loss on marketable securities	33,119	_
Deferred tax asset, net	(512,337)	(17,620)
(Increase) Decrease in:
Accounts receivable	(497,463)	665,297
Inventories	(874,531)	194,483
Prepaid expenses and other assets	69,258	(171,988)
(Decrease) Increase in:
Accounts payable	126,352	(606,241)
Accrued expenses	(376,582)	53,112
Customer deposits	1,670,197	1,427
Income taxes payable	322,547	5,307
Net Cash Provided by Operating Activities	1,325,039	2,319,167

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment, furnishings and leasehold improvements	(555,867)	(326,942)
Purchase of marketable securities, net	(2,255,129)	(1,304,520)
Net Cash Used In Investing Activities	(2,810,996)	(1,631,462)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	68,775
Net Cash Provided By Financing Activities	—	68,775

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,485,957)	756,480

CASH AND CASH EQUIVALENTS:
Beginning of year	4,840,558	4,084,078
End of year	$3,354,601	$4,840,558

Supplemental Cash Flow Disclosure:
Interest Paid	$—	$—
Income Taxes Paid	$363,590	$373,928

See accompanying notes to consolidated financial statements.

SONO-TEK CORPORATION

PRODUCT, MARKET, AND GEOGRAPHIC SALES

Product Sales

	Twelve Months Ended
	February 28,	% of	February 28,	% of	Change
	2023	Total	2022	total	$	%
Fluxing Systems	$1,179,000	8%	$691,000	4%	$488,000	71%
Integrated Coating Systems	1,114,000	7%	1,182,000	7%	(68,000)	(6%	)
Multi-Axis Coating Systems	6,785,000	45%	9,912,000	58%	(3,127,000)	(32%	)
OEM Systems	2,144,000	14%	2,381,000	14%	(237,000)	(10%	)
Other	3,836,000	26%	2,967,000	17%	869,000	29%
TOTAL	$15,058,000		$17,133,000		$(2,075,000)	(12%	)

Market Sales

	Twelve Months Ended
	February 28,	% of	February 28,	% of	Change
	2023	Total	2022	total	$	%
Electronics/Microelectronics	$5,509,000	37%	$7,134,000	42%	$(1,625,000)	(23%	)
Medical	3,702,000	25%	4,338,000	25%	(636,000)	(15%	)
Alternative Energy	3,060,000	20%	3,688,000	22%	(628,000)	(17%	)
Emerging R&D and Other	347,000	2%	918,000	5%	(571,000)	(62%	)
Industrial	2,440,000	16%	1,055,000	6%	1,385,000	131%
TOTAL	$15,058,000		$17,133,000		$(2,075,000)	(12%	)

Geographic Sales

	Twelve Months Ended
	February 28,	February 28,	Change
	2023	2022	$	%
U.S. & Canada	$6,804,000	$5,480,000	$1,324,000	24%
Asia Pacific (APAC)	3,260,000	5,301,000	(2,041,000)	(39%	)
Europe, Middle East, Asia (EMEA)	3,448,000	5,255,000	(1,807,000)	(34%	)
Latin America	1,546,000	1,097,000	449,000	41%
TOTAL	$15,058,000	$17,133,000	$(2,075,000)	(12%	)